UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2017

Appliance Recycling Centers of America, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	000-19621	41-1454591
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Jackson Avenue North, Suite 102, Minneapolis, MN	55343-4565
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 930-9000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 20, 2017, Appliance Recycling Centers of America, Inc. (the “Company”) received a written notice of default, dated September 20, 2017 (the “Notice of Default”), from MidCap Funding X Trust (the “Agent”), asserting that events of default had occurred with respect to that certain Credit and Security Agreement dated May 10, 2017 (the “Loan Agreement”), by and among the Agent and certain other Lenders (the “Lenders”), and the Company and certain of its subsidiaries (the “Borrowers”). The Agent alleges in the Notice of Default that, as a result of the Company’s recent acquisition of GeoTraq Inc. (“GeoTraq”), and the issuance of promissory notes to the stockholders of GeoTraq in connection with such acquisition, the Borrowers have failed to comply with certain terms of the Loan Agreement, and that such failure constitutes one or more Events of Default under the Loan Agreement. Specifically, the Notice of Default states that as a result of the acquisition and related issuance of promissory notes, the Borrowers have failed to comply with (i) a covenant not to incur additional indebtedness other than Permitted Debt (as defined in the Loan Agreement), without the Agent’s prior written consent, and a covenant not to make acquisitions or investments other than Permitted Acquisitions or Permitted Investments (as defined in the Loan Agreement). The Notice of Default also states that the Borrowers’ failure to pledge the stock in GeoTraq as collateral under the Loan Agreement and to make GeoTraq a “Borrower “ under the Loan Agreement will become an Event of Default if not cured within the applicable cure period. The Agent has reserved the right to avail itself of any other rights and remedies available to it at law or by contract, including the right to (a) withhold funding, increase reserves and suspend making further advances under the Loan Agreement, (b) declare all principal, interest and other sums owing in connection with the Loan Agreement immediately due and payable in full, (c) charge the Default Rate on amounts outstanding under the Loan Agreement, and/or (d) exercise one or more rights and remedies with respect to any and all collateral securing the Loan Agreement. The Agent has not declared the amounts outstanding under the Loan Agreement to be immediately due and payable but has imposed the default rate of interest 10.73%, which is 5% in excess of the rates otherwise payable under the Loan Agreement), effective as of August 18, 2017 and continuing until the Agent notifies the Borrowers that the specified Events of Default have been waived and no other Events of Default exist. As of the filing of this Current Report on Form 8-K, the outstanding balance of borrowings under the Loan Agreement was approximately $3,021,375.

The Company strongly disagrees with the Lenders that any Event of Default has occurred and is reserving all of its options with respect to the Loan Agreement.

The Company and the Agent have begun discussions for forbearance of the default, however there can be no assurance the Company and the Agent will be able to agree on terms of the forbearance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Appliance Recycling Centers of America, Inc.

Date: September 22, 2017	/s/ Tony Isaac
Tony Isaac Chief Executive Officer

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